Exhibit 77C. Matters submitted to a vote of security holders


2007 Annual Shareholders Meeting:

On May 25, 2007, the Fund held its Annual Meeting of
Stockholders.  The item for vote was the election of one
Director to the Board. A quorum of the shares outstanding was present, and the votes passed with a majority of those shares. The results were as follows:

Name
R. Joseph Dougherty (Common Stock)

Shares Voted For
25,299,609

Percentage of Shares Voted
96.581%

Shares with Authority Withheld
895,631

Percentage of Shares Voted
3.419%

Name
R. Joseph Dougherty (Preferred Shares)

Shares Voted For
1,588

Percentage of Shares Voted
99.686%

Shares with Authority Withheld
5

Percentage of Shares Voted
0.314%